Exhibit 99.1

Reynolds American Inc. P.O. Box 2990 Winston-Salem, NC 27102-2990

Contact:	Investor Relations: Bob Bannon (336) 741-3359	Media: Jane Seccombe (336) 741-5068	RAI 2016-32

Wajnert to retire from RAI board; Nowell elected lead director;

RAI declares quarterly cash dividend

WINSTON-SALEM, N.C. – Dec. 1, 2016 – Thomas C. Wajnert has notified the board of directors of Reynolds American Inc. (NYSE: RAI) that he will retire as a member of the board, effective Dec. 31, 2016.

As previously announced on Oct. 19, Wajnert also will retire as non-executive chairman, effective Dec. 31, 2016, and Susan M. Cameron, currently RAI’s president and CEO, will become executive chairman on Jan. 1, 2017. She will serve as executive chairman until May 1, 2017, when she is expected to become the non-executive chairman.

Lionel L. Nowell, III, a member of the RAI board since 2007, has been elected lead director, effective Jan. 1, when Cameron assumes the role of executive chairman. Nowell is a retired senior vice president and treasurer of PepsiCo, and also serves on the boards of directors of American Electric Power Company, Inc. and Bank of America Corp.

Wajnert has served as RAI’s non-executive chairman since 2010 and on the board of RAI since 2004, including as lead director from 2008 to 2010. He also served on the board of R.J. Reynolds Tobacco Holdings, Inc. from 1999 to 2004.

“Following the natural progression of succession, this is the right time for this transition,” Wajnert said. “Susan brings extraordinary perspective and insight to her new role following her career-long involvement with the tobacco industry, and her previous service as this board’s chair from 2006 to 2010. Her vision and leadership in RAI’s transformation journey have been an inspiration for us all.”

Cameron praised Wajnert’s outstanding service to the company. “We can’t thank Tom enough for his strong leadership, steady guidance and commitment to returning value to our shareholders. We wish him well in his retirement.”

In addition, RAI’s board of directors declared a quarterly cash dividend on the company’s common stock of $0.46 per share ($1.84 per share annualized). The dividend will be payable on Jan. 3, 2017, to shareholders of record on Dec. 12, 2016. This is the 50th consecutive quarterly cash dividend since RAI became a public company on July 30, 2004.

Web and Social Media Disclosure

RAI’s website, www.reynoldsamerican.com, is the primary source of publicly disclosed news, including our quarterly earnings, about RAI and its operating companies. RAI also uses Twitter to publicly disseminate company news via @RAI News. It is possible that the information we post could be deemed to be material information. We encourage investors and others to register at www.reynoldsamerican.com to receive alerts when news about the company has been posted, and to follow RAI on Twitter at @RAI News.

ABOUT US

Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company; Santa Fe Natural Tobacco Company, Inc.; American Snuff Company, LLC; Niconovum USA, Inc.; Niconovum AB; and R.J. Reynolds Vapor Company.

•	R.J. Reynolds Tobacco Company is the second-largest U.S. tobacco company. R.J. Reynolds’ brands include Newport, Camel and Pall Mall.

•	Santa Fe Natural Tobacco Company, Inc. manufactures and markets Natural American Spirit products.

•	American Snuff Company, LLC is the nation’s second-largest manufacturer of smokeless tobacco products. Its leading brands are Grizzly and Kodiak.

•	Niconovum USA, Inc. and Niconovum AB market innovative nicotine replacement therapy products in the U.S. and Sweden, respectively, under the ZONNIC brand name.

•	R.J. Reynolds Vapor Company is a marketer of digital vapor cigarettes, manufactured on its behalf by R.J. Reynolds, under the VUSE brand name in the United States.

Copies of RAI’s news releases, annual reports, SEC filings and other financial materials, including risk factors containing forward-looking information, are available at www.reynoldsamerican.com. To learn how RAI and its operating companies are transforming the tobacco industry, go to the RAI website, Transforming Tobacco.

###